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                                                                     Exhibit 5.3

OSLER,          Osler, Hoskin & Harcourt LLP
HOSKIN &        Barristers & Solicitors
HARCOURT        Box 50, 1 First Canadian Place, Toronto, Ontario, Canada M5X 1B8
                T 416 362 2111 F 416 862 6666 osler.com

                TORONTO   OTTAWA   CALGARY   MONTREAL   NEW YORK



January 27, 2004

TO:             Ontario Securities Commission, as Principal Regulator

AND TO:         British Columbia Securities Commission
                Alberta Securities Commission
                Securities Division, Saskatchewan Financial Services Commission The Manitoba Securities Commission
                Commission des valeurs mobilieres du Quebec
                Office of the Administrator, New Brunswick
                Registrar of Securities, Prince Edward Island
                Nova Scotia Securities Commission
                Securities Commission of Newfoundland



Dear Sirs and Mesdames:


RE:      HYDROGENICS CORPORATION

We refer you to the final short form PREP prospectus dated January 27, 2004 (the "Prospectus") of Hydrogenics Corporation (the "Issuer"). In the Prospectus, reference is made to this firm on the face page and under the heading "Legal Matters" and to the opinion of this firm under the heading "Eligibility for Investment". We hereby consent to being named in the Prospectus and to the use of our opinion.

We also confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations as defined in the Securities Act (Ontario) in the information contained in the Prospectus that is derived from our opinions referred to above or that is within our knowledge as a result of the services we performed to render these opinions.



Yours very truly,


"OSLER, HOSKIN & HARCOURT LLP"